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                                                                    EXHIBIT 99.1

EDITORIAL CONTACTS:

INVESTOR RELATIONS CONTACT:

Gwen Carlson
Conexant Systems, Inc.
(949) 483-7363

Chris Ullman
The Carlyle Group
(202) 585-1443

Thomas Schiller
Conexant Systems, Inc.
(949) 483-4707

              CONEXANT AND THE CARLYLE GROUP COMPLETE TRANSACTION
             TO ESTABLISH THE WORLD'S FIRST PURE-PLAY, INDEPENDENT
                            SPECIALTY WAFER FOUNDRY

             New Company to Provide Silicon Germanium Technology for
              High-performance Wireless Communications and Optical
                             Networking Applications

NEWPORT BEACH, CALIF., AND WASHINGTON, D.C., MARCH 13, 2002 - Conexant Systems, Inc. (Nasdaq: CNXT), a worldwide leader in semiconductor system solutions for communications applications, and The Carlyle Group, a leading global private equity firm, today announced they have completed the transaction to form a new specialty foundry company. The process was concluded weeks ahead of schedule, following the signing of a definitive agreement on Feb. 23, 2002. Carlyle will control and be the majority owner, and Conexant will be a minority holder and a customer of the new company. Further details, including the name of the new company, will be announced within the next 60 days.

The new specialty foundry company will manufacture semiconductor wafers using industry-leading specialty process technologies such as silicon germanium bipolar CMOS (SiGe BiCMOS) for customers targeting high-performance applications such as wireless communications and optical networking.

"The establishment of this independent entity marks the dawn of dedicated specialty silicon foundries, and is an important step in the progression of the semiconductor foundry industry," said Dr. Shu Li, chief executive officer of the new company. "Customers can now be served by a pure-play foundry company with cutting edge specialty technologies, superior product design support services, long-term capacity capabilities and a cost effective operating structure."

ABOUT THE NEW SPECIALTY FOUNDRY COMPANY

The new specialty foundry company manufactures semiconductor wafers based on bipolar, BiCMOS, silicon germanium, analog and mixed-signal CMOS process technologies. The ISO-9000 certified facility includes 100,000

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square feet of Class 1 cleanroom space, and has the capacity to support 20,000 eight-inch wafer starts per month. The company is headquartered in Newport Beach, Calif., has approximately 650 employees, and anticipates revenues of $150 million for the first full year of operation.

ABOUT CONEXANT

Conexant Systems, Inc. is a worldwide leader in semiconductor system solutions for communications applications. Conexant leverages its expertise in mixed-signal processing to deliver integrated systems and semiconductor products through three separate businesses that address the wireless communications, broadband access and Internet infrastructure markets. Conexant's wireless communications business is focused on providing power amplifiers, radio-frequency subsystems and complete systems solutions. The broadband access business develops and delivers integrated solutions that enable digital entertainment and information networks for the home and small office. Mindspeed Technologies, the company's Internet infrastructure business, designs, develops and sells a complete portfolio of semiconductor networking solutions that facilitate the aggregation, transmission and switching of data, video and voice from the edge of the Internet to linked metropolitan area networks and long-haul networks. Conexant, headquartered in Newport Beach, Calif., delivered revenues of $1.1 billion for fiscal 2001, and has approximately 6,900 employees worldwide. The company is a member of the S&P 500 and Nasdaq-100 indices. To learn more, visit us at www.conexant.com or www.mindspeed.com.

ABOUT THE CARLYLE GROUP

The Carlyle Group is a global private equity firm with more than $12.5 billion under management. Carlyle's mission is to generate extraordinary returns by employing a conservative, proven, and disciplined approach to investing. Carlyle invests in buy-outs, real estate, high-yield, and venture in the U.S., Europe, Japan, and Asia, focusing on aerospace and defense, consumer and industrial, energy, healthcare, technology, real estate, and telecommunications and media. Since 1987, the firm has invested $6.4 billion and achieved a realized internal rate of return of 36 percent. The Carlyle Group has more than 500 employees in 22 offices in 11 countries.

SAFE HARBOR STATEMENT

This press release contains statements relating to future results of Conexant (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability and extent of utilization of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the successful planned disposition of certain assets; the successful separation of the company's broadband access and Internet infrastructure businesses; the successful merger of the company's wireless communications business with Alpha Industries, Inc.; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to the security and safety risks of our employees and of company facilities and those risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant and Mindspeed are trademarks of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.